Exhibit 10.16

FLOWERS FOODS, INC.

2001 EQUITY AND PERFORMANCE INCENTIVE PLAN

2012 Performance Shares Agreement

WHEREAS,                     (the “Grantee”) is an employee of Flowers Foods, Inc. (the “Company”) or a Subsidiary; and

WHEREAS, a Target grant of performance shares (“Performance Shares”) to the Grantee has been duly authorized by a resolution of the Committee duly adopted on July 16, 2012 (the “Date of Grant”).

NOW, THEREFORE, pursuant to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant                      Performance Shares at Target pursuant to this 2012 Performance Shares Agreement (this “Agreement”) whereby one-half ( 1/2) or [insert number equal to  1/2] of such Performance Shares shall be designated “ROIC Shares” and one-half ( 1/2) or [insert number equal to  1/2] shall be designated “TSR Shares,” as both terms are defined in Section 1(b) and (c), respectively.

1.    Vesting of Performance Shares. (a) On the Vesting Date, the Performance Shares shall become nonforfeitable, subject to the Grantee having remained in the continuous employ of the Company and/or Subsidiary until said date and only to the extent that the Performance Criteria listed in sub-sections (b) and/or (c) below have been met as of said date. For purposes of this Agreement, Grantee’s employment with the Company or Subsidiary will be deemed to have ceased as of the last day worked. In the case of a Grantee having received short term disability benefits, employment will be deemed to have ceased on the last day for which such short term benefits are paid, unless the Grantee immediately returns to active employment. For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the termination of his employment by the Company or a Subsidiary and immediate rehire by the Company (if the Company was not the original employer) or by another Subsidiary or (ii) an approved leave of absence.

(b)    (i)    In order for any portion of the “ROIC Shares” to become nonforfeitable as of the Vesting Date, the following Performance Criteria must be achieved during the period commencing July 1, 2012 and ending December 31, 2013: the Company’s average return on invested capital (“ROIC”) calculated on continuing operations must exceed its weighted average cost of capital (“WACC”) by 175 basis points for said period.

(ii)    In the event that the requirements of subparagraph (b)(i) above are satisfied, the grant of Target ROIC Shares shall be earned as indicated below. For this purpose, the performance period is the six fiscal quarters from mid-2012 through year-end 2013.

Difference (or “Spread”) ROIC minus WACC	Payment Percentage (% of Target)
Less than 175 basis points	0%
175 basis points	50%
375 basis points	100%
475 basis points or above	125%
Straight-line interpolation between points

(c)    (i)    In order for any portion of Target “TSR Shares” to become nonforfeitable as of the Vesting Date, the following Performance Criteria must be achieved: the relative performance of the Company’s “total return to shareholders” (“Flowers TSR”) determined for the period commencing July 16, 2012 and ending December 31, 2013 compared to the “total return to shareholders” of Flowers peer group companies (“Peer Group TSRs”) for the same period equals or exceeds the thirtieth percentile (30%) as follows:

(ii)    The four hypothetical payouts relating to Flowers TSR, set forth in the table below, from July 16, 2012 through each of March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 will be averaged to determine the percent of Target TSR Shares earned.

Percentile Flowers TSR vs. Peer Group TSRs	Payment Percentage (% of Target)
Less than 30th	0%
30th	50%
50th	100%
70th	150%
90th or above	200%
Straight-line interpolation between points

(d)    ROIC Shares and TSR Shares that become nonforfeitable under Sections 1(b) and (c) shall be distributed within ten (10) business days after the Vesting Date.

(e)    In the event that Grantee’s employment with the Company shall terminate prior to December 31, 2013 because of Retirement, a pro rata portion of Performance Shares shall become nonforfeitable on the Vesting Date based on the actual performance achieved under Section 1(b) and (c) whereby the pro rata portion shall be determined by dividing the number of complete fiscal quarters from the Date of Grant until Retirement compared with six (6). The distribution of the nonforfeitable Performance Shares under this subsection (e) shall be made at the same time as Performance Shares under Section 1(d).

(f)    Notwithstanding the provisions of Section 1(a)-(e), in the event of an occurrence described below, all or a portion of the Grant of Performance Shares under this Agreement shall immediately become nonforfeitable as described below in subsections (i) and (ii) and such vested Performance Shares shall be distributed within ten (10) business days of the applicable occurrence:

(i)    in the event of a Change in Control, (x) ROIC Shares shall pay out at Target, and (y) TSR Shares shall pay out as follows: (1) if twelve (12) months of the performance period have been completed, payout is based on TSR as of the Change in Control date without application of 4-quarter averaging, or (2) if twelve (12) months of the performance period have not been completed, payout is at Target; or

(ii)    in the event that Grantee’s employment with the Company shall terminate prior to December 31, 2013 because of Disability or death, the payout of ROIC Shares and TSR Shares shall be at Target, respectively.

(g)    Section 1 Definitions.

(i)    “Retirement” means termination of employment after either (x) attainment of age sixty-five (65), or (y) attainment of age fifty-five (55) provided Grantee has accrued ten (10) years of service.

(ii)    “Vesting Date” means the date that the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission reflecting the certification of the Performance Criteria set forth in this Section 1.

(iii)    “Flowers TSR” means (x) the Company’s common stock price change plus dividends (which are assumed to be reinvested as paid out to shareholders) compared to (y) the price of Company common stock determined on the trading day immediately preceding the commencement of the performance period.

(iv)    “ROIC” means (x) GAAP net income as reported by the Company with the following adjustments: (1) after-tax interest will be added back and (2) the Committee may adjust for extraordinary, infrequent or unusual items as defined by GAAP and as agreed to by the external auditors of the Company divided by (y) the average of the beginning and ending Company debt plus shareholder equity with the average calculated using the seven (7) full calendar quarters of financial data commencing July 16, 2012 and ending December 28, 2013.

(v)    “Peer Group TSRs” mean the total shareholder returns calculated as described in the definition of Flowers TSR but determined for each of the following nineteen (19) peer group companies: Hillshire Brands Company, Snyders-Lance, Inc., Hain Celestial Group, Inc., Hershey Company, Treehouse Foods, Inc., Smucker (J.M.) Company, McCormick & Company, Inc., B&G Foods, Inc., Kraft Foods, Inc., J and J. Snack Foods Corp., Lancaster Colony Corp., Heinz (H.J.) Company, Hormel Foods Corp., General Mills, Inc., Kellogg Company, Campbell Soup Company, ConAgra Foods, Inc., Dean Foods Company, and Ralcorp Holdings, Inc. The Peer Group TSRs shall be adjusted as follows for the following events: (x) peer group companies filing for bankruptcy during the performance period will be considered to have negative one hundred percent (-100%) TSR and (y) peer group companies that are acquired during the performance period shall (1) be excluded from all calculations if acquired during the first year of the performance period and (2) if acquired on or after such one-year period, the peer group company will be positioned relative to the Company’s TSR based on the acquired company’s TSR through the trading day which is twenty (20) trading days before the acquired company announces the transaction.

(vi)    “Percentile” means the rank order from the bottom of Flowers’ TSR vs. the Peer Group TSRs on a scale of 100, as calculated by Microsoft Excel®, with Flowers Foods included in the group for this purpose.

(vii)    “Performance Criteria” means the Management Objectives approved by the Committee which set forth the performance standards applicable to each of the ROIC Shares and the TSR Shares.

(viii)    “Target” means the payment percentage equaling 100% relative to a designated level of achievement of the applicable Performance Criteria set forth in the table providing the range of potential payment opportunities for each of the ROIC Shares and the TSR Shares.

(ix)    “WACC” means the sum of the after-tax cost of each Company capital component times its weight.

2.    Forfeiture of Performance Shares. (a) If the Grantee ceases to be continuously employed by the Company and/or Subsidiary at any time prior to the Vesting Date, any Performance Shares that has not theretofore become nonforfeitable in accordance with the terms of Section 1 shall be forfeited.

(b)    In any event, if prior to the Performance Shares becoming nonforfeitable the Grantee is demoted from the position of employment held by the Grantee on the Date of Grant to a position which would not have been eligible for a Grant pursuant to the Committee’s guidelines as of the Date of Grant, then the Grantee shall forfeit a fraction of the initial Grant, but shall be entitled to retain the remaining fraction of the initial Grant, subject to the provisions of this Agreement, which is equal to the number of the Company’s fiscal quarters in which the Grantee is employed in the position held by the Grantee on the Date of Grant (beginning with the Date of Grant and terminating with the quarter in which or with which demotion occurs) divided by six (6). Notwithstanding the foregoing, solely for purposes of this Agreement, the Committee may determine in its sole discretion that an apparent demotion (as opposed to an actual demotion) shall not cause a forfeiture.

3.    Dividend, Voting and Other Rights. Except as otherwise provided in this Section 3, the Grantee shall have none of the rights of a stockholder with respect to the Performance Shares. A notional cash account for the Grantee shall be credited with an amount equal to any cash dividends paid by the Company on its common stock during the full or partial performance period as determined under Section 1. Such notional cash dividends shall become non-forfeitable only with respect to the corresponding Performance Shares that ultimately vest in accordance with Section 1. Non-forfeitable notional cash dividends will be distributed in cash, without interest, when the corresponding vested Performance Shares are paid out as set forth in Sections 1(d) or (e), unless there is an occurrence described in Section 1(f), in which case such nonforfeitable notional dividends shall be paid in cash, without interest, at the same time as the corresponding vested Performance Shares described in Section 1(f).

4.    Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Performance Shares ultimately earned and vested shall not be issued until payout.

5.    Restrictions on Transfer of Performance Shares. Performance Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until such shares have been paid out. Any purported transfer, encumbrance or other disposition of the Performance Shares that is in violation of this Section 5 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Shares.

6.    Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7.    Adjustments. The Committee may make any adjustments in the number and kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent dilution or enlargement of the Grantee’s rights under this Agreement that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) other corporate transaction or event having an effect similar to any of the foregoing. Furthermore, in the event of any transaction or event described or referred to in the immediately preceding sentence, the Committee may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all grants so replaced.

8.    Taxes and Withholding. To the extent that the Company or Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any Performance Shares or other amounts pursuant to this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of the shares to the Grantee that the Grantee shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.

9.    No Employment Rights. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

10.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary, unless provided otherwise in any such plan.

11.    Agreement Subject to the Plan. The Performance Shares granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. Capitalized terms in this Agreement may be defined herein, defined in the Plan or in both places. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Performance Shares or its vesting.

12.    Recoupment. In the event the Committee invokes the recoupment remedy set forth in Section 26 of the Plan, Grantee will either forfeit the Performance Shares or reimburse the Company for any proceeds received by the Grantee as a result of the sale of the former Performance Shares, as applicable.

13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

14.    Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

15.    Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.    Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Georgia.

17.    Notices. Any notice to the Company provided for herein shall be in writing to the Company at the principal executive office of the Company, marked Attention: Corporate Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

18.    Certain Additional Defined Terms. In addition to the following defined terms and terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

(a)    “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to the Plan, such committee or subcommittee.

(b)    “Change in Control” shall mean the occurrence during the term of any of the following events, subject to the provisions of Section 18(b)(vi) hereof:

(i)    the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company immediately prior to such transaction; or

(ii)    all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more entities or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company immediately prior to such transaction or series of transactions; or

(iii)    a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the Effective Date of the Plan) of the Exchange Act becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (x) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of the Board, or (y) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (1) any Subsidiary; (2) any employee benefit plan of the Company or any Subsidiary; or (3) any person or group of which employees of the Company or of any Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (4) any person or group of which the Company is an affiliate; or

(iv)    a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the Effective Date of the Plan or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(v)    Notwithstanding the foregoing provisions of this Section 18(b), unless otherwise determined in a specific case by the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section 18(b) solely because (w) the Company, (x) a Subsidiary, or (y) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the

Exchange Act disclosing beneficial ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(c)    “Committee” means the Compensation Committee of the Board, which shall consist of a committee of two (2) or more Nonemployee Directors appointed by the Board to exercise one or more administrative functions under the Plan.

(d)     “Director” means a member of the Board of Directors of the Company.

(e)    “Disability” means disability as determined under procedures established by the Committee for purposes of the Plan.

(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(g)    “Nonemployee Director” means a Director who is not an employee of the Company or any Subsidiary.

(h)    “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

19.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.

20.    Data Protection. By signing below, the Grantee consents that the Company may process the Grantee’s personal data, including name, Social Security number, address and number of shares of Performance Shares (“Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the Performance Shares awarded to the Grantee. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

FLOWERS FOODS, INC.

By:

Title:	Executive VP & Chief Financial Officer

Signature of Grantee

Name

Address